IART-2025.12.31-EX-10.3(p)
RESTRICTED STOCK UNIT AWARD AGREEMENT FOR PARTICIPANTS OUTSIDE THE UNITED STATES
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT including any exhibit, appendix or addendum hereto (the “Award Agreement”), dated as of [          ] (the “Award Date”), is made by and between Integra LifeSciences Holdings Corporation, a Delaware corporation (the “Company”), and [          ], hereinafter referred to as the “Participant,” a Key Employee or Associate (as defined in the Plan).
WHEREAS, the Company has established and maintains the Integra LifeSciences Holdings Corporation Fifth Amended and Restated 2003 Equity Incentive Plan, as amended from time to time (the “Plan”);
WHEREAS the Company has determined that it would be to the advantage and best interest of the Company and its shareholders to grant an award of Restricted Stock Units (“RSUs”) provided for herein to the Participant as an incentive for increased efforts during the Participant’s employment with or services for the Company or its Related Corporations or Affiliates;
WHEREAS, Restricted Stock Units can be granted, and the shares of common stock of the Company (the “Shares”) subject to the RSUs can be issued, under Section 7.8 of the Plan; and
NOW, THEREFORE, in consideration of the various covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
Capitalized terms not otherwise defined below shall have the meaning set forth in the Plan. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.
Section 1.1“Award Date” shall have the meaning set forth in the recitals.
Section 1.2“Cause” shall mean, with respect to any Participant, “Cause” as defined in such Participant’s employment agreement or severance agreement with the Company if such an agreement exists and contains a definition of Cause or, if no such agreement exists or such agreement does not contain a definition of Cause, then Cause shall mean (i) the Participant’s neglect of duties or responsibilities that he or she is required to perform for the Company or any willful failure by the Participant to obey a lawful direction of the Board or the Company; (ii) the Participant’s engaging in any act of dishonesty, fraud, embezzlement, misrepresentation or other act of moral turpitude; (iii) the Participant’s knowing violation of any federal or state law or regulation applicable to the Company’s business; (iv) the Participant’s material breach of any confidentiality, non-compete agreement or invention assignment agreement or any other material agreement between the Participant and the Company; (v) the Participant’s conviction of, or plea of nolo contendere to, any felony or crime of moral turpitude which conviction or plea is materially and demonstrably injurious to the Company or any of its subsidiaries; (vi) failure by the Participant to comply with the Company’s material written policies or rules; or (vii) the Participant’s act or omission in the course of his or her employment which constitutes gross negligence or willful misconduct.
Section 1.3“Plan” shall have the meaning set forth in the recitals.
Section 1.4“Restricted Stock Units” or “RSUs” shall mean a conditional right to receive Shares pursuant to the terms of the Plan and this Award Agreement upon vesting and settlement, subject to the Participant’s continued employment through each vesting date set forth in the Notice of Grant of Award, unless otherwise set forth in this Award Agreement.
Section 1.5“Rule 16b-3” shall mean that certain Rule 16b-3 under the U.S. Exchange Act, as such Rule may be amended from time to time.
Section 1.6“Secretary” shall mean the Secretary of the Company.
Section 1.7“Service Recipient” shall mean the Company, Related Corporation or Affiliate with which the Participant has an employment or service relationship.
Section 1.8“Termination Date” shall mean the date the Participant is no longer actively providing services to the Company, a Related Corporation or Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Participant is employed or rendering services or the terms of the Participant’s employment or service agreement, if any) and, unless otherwise expressly provided for in this Award Agreement or determined by the Company, will not be extended by any notice period (e.g., the Participant’s period of employment or service will not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where the Participant is rendering services or the terms of the Participant’s employment or service agreement, if any). The Committee shall have the exclusive discretion to determine when the Participant’s service is terminated for purposes of this Award of RSUs (including when the Participant is no longer considered to be providing service while on a leave of absence).
ARTICLE II.
GRANT OF RESTRICTED STOCK UNITS AND ISSUANCE OF SHARES
Section 2.1Grant of RSUs. The Company hereby grants [          ] RSUs to the Participant as of the Award Date, in accordance with and subject to the terms, conditions and restrictions of this Award Agreement and the Plan. RSUs shall be credited to an account maintained for the Participant on the books of the Company, as of the Award Date.
Section 2.2Vesting of RSUs. Subject to the terms and conditions of this Award Agreement and the Plan, [          ]% of the RSUs awarded hereunder shall vest on [          ] and [          ]% will vest on [          ] (each a “Vesting Date”) provided the Participant remains a Key Employee or Associate from the Award Date until the Vesting Date.
Section 2.3Termination of Service (other than by (i) Death or Disability or (ii) a Qualifying Termination on or Following a Change in Control). Upon the Participant’s termination of service prior to the Vesting Date, other than by (i) death or Disability or (ii) a Qualifying Termination on or within twelve months following the date of a Change in Control and, except as otherwise determined by the Compensation Committee of the Company (the “Committee”), any RSUs granted to the Participant under this Award Agreement which have not yet vested on the Termination Date shall terminate without payment and shall be of no further force or effect from and after the Termination Date.

Section 2.4Death or Disability. If a Participant dies or suffers a Disability prior to the Vesting Date, all RSUs held by the Participant immediately prior to death or Disability, which have not yet vested at the time of death or Disability, shall become fully vested and all forfeiture restrictions thereon shall lapse upon such death or Disability.
Section 2.5Change in Control. In the event that a Change in Control occurs and the Participant incurs a Qualifying Termination on or within twelve (12) months following the date of such Change in Control, the RSUs shall become fully vested and all forfeiture restrictions shall lapse upon such Qualifying Termination.
Section 2.6Acceleration of Vesting. Notwithstanding the provisions of Sections 2.2, 2.3, 2.4, and 2.5, the Committee may, in its sole discretion, at any time prior to or following the events contemplated in such Sections, permit the vesting of any or all RSUs held by the Participant and the issuance of Shares in respect of such RSUs in the manner and on the terms authorized by the Committee, provided that the Committee will not, in any case, authorize the vesting of an RSU or the issuance of a Share pursuant to this Section beyond the Vesting Date. If so accelerated, such RSUs will be considered as having vested as of the date specified by the Committee. If the Participant is a U.S. taxpayer, the payment of Shares upon vesting pursuant to this Section 2.6 shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A. The prior sentence may be superseded in a future agreement or amendment to this Award Agreement only by direct and specific reference to such sentence. Notwithstanding anything in the Plan or this Award Agreement or any other agreement (whether entered into before, on or after the Award Date), if the vesting of the balance, or some lesser portion of the balance, of the RSUs is accelerated in connection with the Participant’s termination of service (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to the Participant’s death, and if (x) the Participant is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such termination of service and (y) the payment of such accelerated RSUs will result in the imposition of additional tax under Section 409A if paid to the Participant on or within the six (6) month period following the Participant’s termination of service, then the payment of such accelerated RSUs will not be made until the date six (6) months and one (1) day following the date of Participant’s termination of service, unless the Participant dies following his or her termination of service, in which case, the RSUs will be paid in Shares to the Participant’s estate as soon as practicable following his or her death.
Section 2.7Settlement. On or as soon as administratively practicable (and any event within 30 days) following each Vesting Date, the Company shall cause to be issued to the Participant Shares with respect to the RSUs that become vested on such Vesting Date.
Section 2.8Fractions. No fractional Share will be issued pursuant to an award granted hereunder. The number of Shares issuable to the Participant upon payment of any award granted under this Award Agreement will be rounded down to the nearest whole number of Share. No payment or other adjustment will be made with respect to the fractional Share so disregarded.
Section 2.9Section 409A. It is the intent of this Award Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the RSUs provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). However, in no event will the Company reimburse the Participant, or be otherwise responsible for, any taxes or costs that may be imposed on the Participant as a result of Section 409A.

Section 2.10Adjustments to Restricted Stock Units. In the event of any subdivision, consolidation, stock dividend, capital reorganization, reclassification, exchange, or other change with respect to the Shares, or a consolidation, amalgamation, merger, spin-off, sale, lease or exchange of all or substantially all of the property of the Company or other distribution of the Company's assets to stockholders (other than the payment of ordinary cash dividends), the account of the Participant and the RSUs held by the Participant shall be adjusted in such manner, if any, as the Committee may in its discretion deem appropriate to preserve, proportionally, the interests of the Participant under the Plan.
Section 2.11Forfeiture/Clawback. Notwithstanding anything contained in the Plan or the Award Agreement to the contrary, the RSUs shall be subject to the provisions of any clawback, repayment or recapture policy implemented by the Company, including any such policy adopted to comply with applicable law (including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act) or securities exchange listing standards and any rules or regulations promulgated thereunder, to the extent set forth in such policy and/or in any notice or agreement relating to the RSUs under the Plan.
ARTICLE III.
ADDITIONAL TERMS AND CONDITIONS
Section 3.1Status of Plan. The terms of the Plan are incorporated by reference into, and made part of, this Award Agreement. In the event of a conflict between the Plan and this Award Agreement, the terms of the Plan shall govern.
Section 3.2Committee’s Authority. The Committee shall have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons. The Committee shall not be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement. The Committee shall, in its absolute discretion, determine when such conditions have been fulfilled.
Section 3.3Nature of Grant. By accepting the grant of the RSUs, the Participant acknowledges, understands and agrees that:
(i)the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time to the extent permitted in the Plan;
(ii)the grant of the RSUs is exceptional voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs or benefits in lieu of RSUs, even if RSUs have been awarded in the past;
(iii)all decisions with respect to future grants of RSUs, if any, will be at the sole discretion of the Company;
(iv)the Participant is voluntarily participating in the Plan;
(v)the grant of the RSUs and any Shares subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;

(vi)unless otherwise agreed with the Company in writing, the RSUs and the Shares subject to the RSUs, and the income from and value of same, are not granted as consideration for, or in connection with, any service the Participant may provide as a director of a Related Corporation or an Affiliate;
(vii)the award of the RSUs and the Shares subject to the RSUs, and the income from and value of same are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Related Corporation or Affiliate;
(viii)the future value of the Shares underlying the RSUs is unknown, indeterminable and cannot be predicted with certainty;
(ix)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the Participant’s termination of employment, or other service relationship (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);
(x)neither the Company, the Service Recipient nor any other Related Corporation or Affiliate shall be liable for any exchange rate fluctuation between the Participant’s local currency and the U.S. Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the vesting and settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement; and
(xi)the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or sale of the Shares acquired upon vesting and settlement of the RSUs. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
Section 3.4Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Service Recipient, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account, and other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed applicable to the Participant (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Service Recipient. The Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs or the underlying Shares, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or other distributions paid on the Shares, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(i)Tax Withholding. Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make arrangements satisfactory to the Company and the

Service Recipient to satisfy any applicable withholding obligations the Company or the Service Recipient may have for Tax-Related Items. In this regard, the Participant authorizes the Company and the Service Recipient, as applicable, and their respective agents, at their discretion, to satisfy any applicable withholding obligation for Tax-Related Items by one or a combination of the following:
(a)withholding from wages or other cash compensation payable to the Participant by the Company or any Service Recipient;
(b)requiring the Participant to tender a cash payment or make a payment in a form acceptable to the Company or the Service Recipient;
(c)withholding from proceeds of the sale of Shares to be issued upon vesting of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent);
(d)withholding in Shares to be issued upon vesting of the RSUs (in which case the Participant will be deemed to have been issued the full number of Shares subject to the vested portion of the RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items); and
(e)any other method acceptable to the Company and to the extent required under the Plan and applicable laws, approved by the Committee.
The Company and/or the Service Recipient may withhold or account for Tax-Related Items by considering statutory withholding rates or other applicable withholding rates, including minimum or maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding or if the maximum applicable rate for the Participant’s jurisdiction is used in connection with the withholding methods described in (c) or (d) above, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent amount in Shares), or if not refunded, the Participant may be able to seek a refund from the applicable tax authorities. In the event of under-withholding, the Participant may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company and/or the Service Recipient. If any applicable withholding obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items. The Participant agrees to pay to the Company or the Service Recipient any amount of Tax-Related Items that the Company or the Service Recipient may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations for Tax-Related Items.

(ii)Tax Consequences. The Participant has reviewed with his or her own tax advisors the applicable tax consequences of this investment and the transactions contemplated by this Award Agreement. With respect to such matters, the Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral.
Section 3.5Restricted Stock Units Non-Transferable. Except to the limited extent provided in Section 2, this Award and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this Award, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this Award and the rights and privileges conferred hereby immediately will become null and void.
Section 3.6Unfunded and Unsecured Plan. The Participant acknowledges that the Plan is unfunded and the Company’s obligations under the Plan and this Award Agreement are unsecured and that, to the extent the Participant or his or her estate holds any rights by virtue of a grant of RSUs, such rights shall be no greater than the rights of an unsecured creditor of the Company.
Section 3.7No Stockholder Rights. Under no circumstances shall RSUs be considered Shares or other securities of the Company, nor shall they entitle the Participant to exercise voting rights, to receive dividends or other distributions or credit therefor, or to exercise or receive any other rights attaching to the ownership of Shares or other securities of the Company, nor shall the Participant be considered the owner of Shares by virtue of the award of RSUs.
Section 3.8No Guarantee of Continued Employment. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS AN EMPLOYEE OR SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR, IF DIFFERENT, THE SERVICE RECIPIENT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR, AS APPLICABLE, ACQUIRING SHARES HEREUNDER. THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH IN THE NOTICE OF GRANT OF AWARD DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE OR SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR SUBSIDIARY EMPLOYING THE PARTICIPANT) TO TERMINATE THE PARTICIPANT’S EMPLOYMENT OR SERVICE RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE.
Section 3.9Notices. Any notice to be given under the terms of this Award Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Participant shall be addressed to him at the address given beneath his signature hereto. By a notice given pursuant to this Section 3.9, either party may hereafter designate a different address for notices to be given to it or him. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the Participant’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 3.9. Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the U.S. Postal Service or comparable foreign postal service.
Section 3.10Compliance with Laws. Notwithstanding any other provision of the Plan or this Award Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to permit the issuance and/or deliver any Shares prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. local, state or federal securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares subject to the RSUs. Further, the Participant agrees that the Company shall have unilateral authority to amend this Award Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of the Shares subject to the RSUs.
Section 3.11Modifications to the Award Agreement. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Participant, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual issuance of Shares pursuant to this award of RSUs.
Section 3.12Amendment, Suspension or Termination of the Plan. By accepting this Award Agreement or RSUs, the Participant expressly warrants that he or she has received an award of RSUs under the Plan, and has received, read and understood a description of the Plan. The Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
Section 3.13Governing Law and Venue. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Award Agreement regardless of the law that might be applied under principles of conflicts of laws. For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New Jersey and agree that such litigation shall be conducted in the state and/or federal courts located in New Jersey, where this grant is made and/or to be performed.
Section 3.14Assignment. Rights and obligations of the Company under this Award Agreement may be assigned by the Company to a successor in the business of the Company, any company resulting from any amalgamation, reorganization, combination, merger or arrangement of the Company, or any company acquiring all or substantially all of the assets or business of the Company.
Section 3.15Data Privacy.
(a)Pursuant to applicable data protection laws, the Participant is hereby notified of the collection, use and transfer, in electronic or other form, of the Data (defined below) by and among, as applicable, the Participant's employer, the Company and any Related Corporation or Affiliate for the exclusive purpose of granting, administering and managing the Plan.
(b)The Participant understands that the Company and any Related Corporation or Affiliate may hold (but only process or transfer to the extent required or permitted by local law) the following personal information about the Participant, including, but not limited to, the Participant's name, home address, email address and telephone number, date of birth, social insurance number, passport number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, purchased, exercised, vested, unvested or outstanding in the Participant's favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
(c)Where required by applicable data protection laws, the legal basis for the processing of the Data is that it is necessary for the performance of a contract to grant, administer and manage the Plan. In addition to the below-identified recipients and, where required under applicable law, the Data also may be disclosed to certain securities or other regulatory authorities where the Company's securities are listed or traded or regulatory filings are made. The legal basis, where required, for such disclosure is compliance with applicable law. The Participant's refusal to provide Data would make it impossible for the Participant's employer and Company to perform its contractual obligations and may affect the Participant's ability to be granted awards under the Plan.
(d)The Participant understands that Data will be transferred to E*TRADE from Morgan Stanley Securities LLC and its affiliated companies (“E*TRADE from Morgan Stanley”), Equiniti and its affiliated companies (“Equiniti”), or such other stock plan service provider used currently or as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Where required under applicable law, Data also may be disclosed to certain securities or other regulatory authorities where the Company's shares are listed or traded or regulatory filings are made. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Participant's country, which may not provide the same statutory level of protection. The Participant understands that if the Participant resides outside the United States, under certain applicable laws, the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting privacy@integralife.com.
(e)The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant's participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares acquired at vesting of the RSUs.
(f)The Participant understands that, if the Participant resides outside the United States, the Participant may, under certain applicable laws, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents where applicable, in any case without cost, by contacting privacy@integralife.com.
(g)If the Participant's consent is required to process the Data, the Participant understands that the Participant is providing such consent on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, the Participant's employment status or service with the Company will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant RSUs to the Participant or administer or maintain such RSUs. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant's ability to participate in the Plan. For more information on the consequences of the Participant's refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact privacy@integralife.com.
Section 3.16Electronic Delivery and Acceptance. The Participant hereby consents to receive the Notice of Grant of Award and Award Agreement and any other documents related to this award or future awards by electronic delivery and to accept this or future awards through an on-line or electronic system established and maintained by the

Company or another third-party designated by the Company. The Participant acknowledges that he/she has read, understands and agrees to the terms of the Notice of Grant of Award and Award Agreement. Further, if the Participant does not decline the Award by written notice to the Company no later than 60 days following the date of grant or such other date that may be communicated by the Company, the Company will automatically accept the Award, subject to all terms and conditions set forth in the Notice of Grant of Award and Award Agreement and the Plan, on the Participant’s behalf. If the Participant properly declines the Award, the Award will be cancelled and the Participant will not be entitled to any benefits from the Award nor any compensation or benefits in lieu of the cancelled Award.
Section 3.17Waivers. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Award Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
Section 3.18Appendix. Notwithstanding any provisions in this Award Agreement, this Award of RSUs shall be subject to any special terms and conditions for the Participant’s country set forth in Appendix A attached hereto. Moreover, if the Participant relocates to one of the countries included in Appendix A, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Award Agreement.
Section 3.19Entire Agreement. The Notice of Grant of Award, this Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. The Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein.
Section 3.20Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
Section 3.21Language. The Participant acknowledges that the Participant is sufficiently proficient in English or has consulted with an advisor who is sufficiently proficient in English so as to allow the Participant to understand the terms and conditions of this Award Agreement. If the Participant has received this Award Agreement, or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
Section 3.22Foreign Asset/Account Reporting Requirements, Exchange Controls and Tax Requirements. The Participant acknowledges that his or her country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect his or her ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside his or her country. The Participant understands that he or she may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. In addition, the Participant may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of Shares. The Participant acknowledges that it is his or her responsibility to be compliant with all such requirements, and that the Participant should consult his or her personal legal and tax advisors, as applicable, to ensure the Participant’s compliance.
Section 3.23Insider Trading and Market-abuse Laws. The Participant acknowledges that, depending on the Participant’s or his or her broker’s country of residence or where the Shares are listed, the Participant may be subject to insider-trading restrictions and/or market-abuse laws, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., the RSUs), or rights linked to the value of Shares (e.g., phantom awards, futures) during such times as the Participant is considered to have “inside information” regarding the Company (as defined by law or regulations in the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before the Participant possessed inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties, including fellow employees, or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under the Company’s insider-trading policy. The Participant understands that it is the Participant’s responsibility to comply with any applicable restrictions as well as any Company insider trading policy, and the Participant should consult his or her personal legal advisor on this matter.
Section 3.24Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on this award of RSUs and on any Shares received from the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS HEREOF, this Award Agreement has been executed and delivered by the parties hereto.

THE PARTICIPANT Electronic signature to be provided and recorded via online grant acceptance process on www.etrade.com	INTEGRA LIFESCIENCES HOLDINGS CORPORATION By Name: Title:

APPENDIX A

[This appendix has been omitted pursuant to Item 601(a)(5) of Regulation S-K under the Securities Act of 1933, as amended. The registrant agrees to furnish supplementally a copy of the omitted annex to the Securities and Exchange Commission upon request.]